Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157665

March 25, 2009

Dear Shareholder:

We are pleased to extend to you the enclosed offer to purchase a portion (minimum subscription $10,000) of a new issue of redeemable subordinated debentures of German American Bancorp, Inc., which bear interest at 8 percent per annum and mature March 30, 2019.

Please understand that you have no obligation, as a shareholder, to act upon this offer.  This is totally at your option.

The debentures, and this offering, are described by our enclosed Prospectus dated March 25, 2009, and related forms and instructions. We will be hosting a webcast on Monday, April 6 at 11:00 ET, to discuss this offer and the procedures for accepting it.  Please see the shareholder info section of our website at www.germanamericanbancorp.com for details on how you may view the slides and listen to this presentation.

In addition, you may attend an informational meeting that we will be hosting throughout our retail banking market area, as follows:

• April 6	Washington – Peoples Bank-201 E. Main St.	4:00 p.m.
• April 7	Jasper – German American Bank-711 Main St.	4:00 p.m.
• April 8	Vincennes – First American Bank-101 N. 3rd St.	4:00 p.m.
• April 9	Petersburg – Citizens State Bank-305 E. Main St.	4:00 p.m.
• April 13	Tell City – First State Bank-645 Main St.	4:00 p.m.
• April 14	Jasper – German American Bank-711 Main St.	4:00 p.m.

Sincerely,

/s/ Mark A. Schroeder

Mark A. Schroeder
President & CEO

German American Bancorp, Inc., has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (and any updates thereto) and other documents German American Bancorp, Inc., has filed with the SEC for more complete information about German American Bancorp, Inc., and this offering.   You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, German American Bancorp, Inc., will arrange to send to you the prospectus if you request it by calling our Shareholder Relations office toll-free at 1-800-482-1314.

The subordinated debentures are not deposits at, or other obligations of, a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Company (FDIC).